Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 31, 2026, by and between Arrow Electronics, Inc. (the “Company”), and Deidra C. Merriwether (“Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ Executive as its President and Chief Operating Officer; and

WHEREAS, Executive has agreed to accept employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Agreement. This Agreement shall be effective as of Executive’s commencement of employment with the Company on September 8, 2026 or such other date as the Parties may agree (the “Effective Date”). Following the Effective Date, Executive shall be an employee of the Company until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).

2. Position. During the Term of Employment, Executive shall serve as the President and Chief Operating Officer of the Company, working primarily out of the Company’s office in Centennial, Colorado, and traveling as reasonably required by Executive’s job duties.

3. Scope of Employment. During the Term of Employment, Executive shall be responsible for the performance of those duties consistent with Executive’s position as President and Chief Operating Officer. Executive shall report to the Interim Chief Executive Officer of the Company and shall perform and discharge faithfully, diligently, and to the best of Executive’s ability, Executive’s duties and responsibilities hereunder. Executive shall devote substantially all of Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. Executive may manage the Executive’s and Executive’s immediate family’s personal investments and may also engage in outside civic, charitable, and professional activities, including service on the board of directors of other entities, to the extent such activities are permitted under, and conducted in compliance with, the Company’s Corporate Governance Guidelines and other applicable policies, as in effect from time to time, and do not materially interfere with the performance of Executive’s duties, create a conflict of interest with the Company, or violate the Restrictive Covenants Agreements (as defined herein). The Company acknowledges and approves Executive's continued service as a member of the board of directors on which Executive currently serves as of the Effective Date; provided, however, that such continued service shall remain subject to, and be conducted in compliance with, the Company's applicable policies and guidelines relating to such directorships, as in effect from time to time. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted in writing from time to time by the Company.

4. Compensation. As full compensation for all services rendered by Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to Executive the following:

(a) Base Salary. Effective as of the Effective Date, Executive shall receive a base salary at the annualized rate of $900,000. Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s regularly established payroll procedures. Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board of Directors of the Company (the “Board”) and is subject to increase (but not decrease) in the discretion of the Board. The annualized base salary rate in effect from time to time is the “Base Salary.”

(b) Short-Term Incentive Compensation (MICP). Executive shall be eligible to participate in the Company’s Management Incentive Compensation Plan (or any successor annual bonus program thereto, the “MICP”) and to receive an annual incentive payment thereunder, subject to the terms and conditions of the MICP and any award documentation. Executive’s annual target opportunity under the MICP shall be $1,125,000 (the “MICP Target”), subject to proration for any partial year based on the period Executive is actively employed. The Board shall have overall responsibility for evaluating performance and determining final results and payouts under the MICP, and may adjust awards upward or downward in its sole discretion. No MICP award shall be earned or vested until paid, and Executive must be employed by the Company on the payment date to earn and receive any MICP award, except as expressly provided in the MICP with respect to death. Any MICP award, if any, will be paid on or before March 15 of the calendar year following the year to which the award relates.

(c) Long-Term Incentive Plan. Subject to approval by the Board, in February 2027, the Company will grant Executive an award of time-based vesting restricted stock units (“RSUs”), subject to four-year annual vesting schedule and an award of performance-based vesting restricted stock units (“PSUs”), subject to the achievement of certain stock price and financial metric performance targets over a three-year performance period (together, the RSUs and PSUs, the “2027 LTIP Award”). The target aggregate value of the 2027 LTIP shall be $2,000,000, 50% of which shall be granted in the form of RSUs and 50% of which shall be granted in the form of PSUs. The 2027 LTIP Award shall otherwise generally be subject to the same vesting terms and conditions that will apply to annual long-term incentive awards made to other senior Company executives in 2027, and shall be subject to the terms and conditions of the Company’s 2004 Omnibus Incentive Plan, as amended from time to time (the “Plan”), and the applicable award agreements. Executive will be eligible to receive additional long-term incentive awards, if any, at such times and on such terms and conditions as the Board, or the compensation committee thereof, shall, in its sole discretion, determine.

(d) Supplemental Grants. Subject to Executive’s commencement of employment with the Company on the Effective Date and continued employment thereafter, Executive’s relocation to the Denver, CO metropolitan area in accordance with Section 4(g) hereof and approval by the Board, the Company will, within thirty (30) days following the date on which Executive’s relocation to the Denver, CO metropolitan area is determined by the Company to have occurred, which determination shall be made reasonably and in good faith (such date, the “Relocation

Date”), grant Executive a one-time award of RSUs with a grant date value of $6,500,000 (the “Supplemental RSU Grant”). The Supplemental RSU Grant shall vest in two equal installments, with 50% vesting on the first anniversary of the Effective Date and the remaining 50% vesting on the second anniversary of the Effective Date, in each case subject to Executive’s continued employment through the applicable vesting date and the terms of the Plan and the applicable award agreement. In addition, in February 2027, the Company will grant Executive: (i) a one-time award of PSUs, subject to the achievement of certain stock price and financial metric performance targets over a three-year performance period (calendar years 2027, 2028, and 2029), with grant date value of $2,000,000, subject to the same performance terms and conditions that apply to the annual PSU grants to be made to the Executive in 2027, including the terms of the Plan and the applicable award agreement; and (ii) a one-time award of RSUs with a grant date value of $1,000,000, which such grant will be subject to four-year annual vesting schedule with vesting commencing as of the grant date, and further subject to Executive’s continued employment through the applicable vesting date and the terms of the Plan and the applicable award agreement.

(e) Sign-On Bonus. Subject to Executive’s commencement of employment with the Company on the Effective Date and Executive’s relocation to the Denver, CO metropolitan area in accordance with Section 4(g) hereof, the Company shall (i) pay Executive a one-time sign-on bonus in the amount of $535,000 (the “Sign-On Bonus”), less applicable deductions and withholdings, payable in the first payroll period following the date on which the Company determines that Executive has relocated. Executive will be required to sign an agreement with the full terms and conditions of such payment described above, including repayment should Executive’s employment be terminated by the Company for Cause (as defined in the Executive Severance Policy) or Executive resigns other than for Good Reason, in either case, prior to the first anniversary of the Effective Date.

(f) Vacation, Sick Leave and Holidays. During the Term, Executive shall be entitled to paid vacation, sick time, and holidays in accordance with the Company’s applicable policy as amended from time to time.

(g) Relocation. Executive shall be required to relocate to the Denver, CO metropolitan area by January 1, 2027 in connection with Executive’s role with the Company. To assist with Executive’s relocation, the Company will provide comprehensive relocation benefits in accordance with the Company’s executive benefit relocation program. Executive will be required to sign an agreement with the full terms and conditions of Executive’s relocation package, including repayment should Executive’s employment terminate prior to the second anniversary of the later of the Effective Date and the date that Executive relocates to the Denver, CO metropolitan area; provided that, such agreement shall not require that Executive repay relocation benefits or amounts if the Company terminates Executive’s service without Cause or if Executive resigns for Good Reason prior to the second anniversary of the later of the Effective Date and the date that Executive relocates to the Denver, CO metropolitan area. Notwithstanding anything to the contrary in the Company's executive relocation program or any relocation agreement entered into in connection therewith, Executive's establishment of a residence in the Denver, Colorado metropolitan area, including through a lease or other temporary housing arrangement, shall constitute a relocation to the Denver, Colorado metropolitan area for purposes of any relocation contingency for any equity award under this Agreement. In the event Executive relocates to the Denver, Colorado metropolitan area temporarily prior to selling her current primary residence or relocating her household goods, Executive shall remain eligible for two years from the Effective Date to receive any relocation benefits under the Company's executive relocation program, subject to the terms and conditions of the applicable relocation program and relocation agreement.

(h) Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans and programs (including health, dental, life, short-term disability, long-term disability and 401(k)) on the same basis as similarly situated employees, subject to the terms and conditions of the applicable plans, policies and programs, as in effect from time to time. The Company reserves the right to modify, amend, or terminate any and all of its benefits plans at its discretion. In addition, Executive may be eligible to participate in programs provided to the executive management team, including the Management Insurance Program, and the Executive Health Program, subject to the terms of the applicable plan documents.

(i) Withholdings. All compensation payable to Executive shall be subject to applicable taxes and withholdings.

5. Expenses; Attorneys’ Fees. Executive will be reimbursed for Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit 1 attached hereto. Upon execution of this Agreement, the Company shall reimburse Executive for reasonable and documented legal fees not to exceed $15,000 for such fees incurred in connection with the review, negotiation, and documentation of this Agreement, the documents attached to this Agreement and other agreements and arrangements otherwise referred to in this Agreement. Such reimbursement shall be paid to Executive no later than five (5) business days after the date on which the documentation of such fees is provided to the Company.

6. Restrictive Covenants Agreement. Executive acknowledges and agrees that Executive’s employment and entitlement to certain benefits are conditioned upon Executive’s execution of and compliance with the Executive Restrictive Covenants Agreements of the Executive Change in Control Retention Agreement and the Executive Severance Policy (collectively, the “Restrictive Covenants Agreements”). In the event of any conflict between the Restrictive Covenants Agreements, the parties intend that the provision that is most protective of the Company’s interests shall control.

7. Employment Termination; Severance Benefits. Executive’s termination from employment and Executive’s eligibility for severance benefits, if any, in connection with a termination of Executive’s employment shall be governed by, and subject in all respects to the Company’s Executive Severance Policy and the Executive Change in Control Retention Agreement, each as applicable and as attached hereto as Exhibit 2 and Exhibit 3 respectively. Except as expressly provided therein (and as expressly provided in this Section), the Company shall have no obligation to provide Executive with severance pay, continued benefits, or other termination-related payments or benefits. Notwithstanding anything to the contrary in the Executive

Severance Policy, Executive shall be eligible for, and entitled to receive, the severance benefits that are payable under the Executive Severance Policy upon a termination by the Company without Cause in the event Executive resigns for Good Reason regardless of whether a Change in Control (as defined in the Executive Change in Control Retention Agreement) has occurred. For purposes of this Agreement and Executive’s entitlement to severance benefits in connection with a Good Reason resignation, any Good Reason resignation must be effected in compliance with, and shall be subject to, the notice, cure, and timing procedures (and any other process requirements) set forth in the Executive Change in Control Retention Agreement. The Company may, in its sole discretion, provide Executive with severance benefits that are more favorable than those set forth in the Executive Severance Policy or the Executive Change in Control Retention Agreement, each as in effect on the Effective Date, but no amendment, modification, or termination of the Executive Severance Policy or the Executive Change in Control Retention Agreement shall reduce Executive’s severance benefits below the level provided therein (as modified by this Section) as in effect on the Effective Date.

8. Absence of Restrictions. Executive represents and warrants that Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent Executive from carrying out Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9. Compliance. As a member of the Company’s Executive Committee, Executive will be required to abide by all applicable Company policies, including, without limitation, the Arrow Worldwide Code of Business Conduct and Ethics, the Company’s Insider Trading Policy, the Company’s Trading Window, the Company’s Incentive Compensation Clawback Policy, the Company’s Dodd-Frank Compensation Clawback Policy, the Company’s Anti-Hedging and Anti-Pledging Policy, the Company’s Executive Stock Ownership Guidelines, and the Securities Exchange Act of 1934.

10. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in Executive’s personnel file

To Company:

Arrow Electronics, Inc.

9151 East Panorama Circle

Centennial, Colorado 80112

Attention: Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10.

11. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, Executive’s employment, and/or the termination of Executive’s employment (including, but not limited to, disputes and/or claims involving wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, discrimination or harassment claims within the jurisdiction of the Equal Employment Opportunity Commission, and/or wage and hour disputes brought under applicable state law and/or the Federal Fair Labor Standards Act) shall, to the fullest extent permitted by law, be settled exclusively by confidential arbitration administered by the American Arbitration Association (“AAA”) before a single arbitrator appointed by the Company to take place in Denver, Colorado under the AAA’s Employment Arbitration Rules, as may be amended from time to time. The only disputes between the Parties not covered by this Agreement to arbitrate shall be such disputes that are prohibited from being arbitrated pursuant to applicable law. Notwithstanding the foregoing, if either Party will suffer irreparable harm unless it takes immediate action, the Party shall be free to seek a temporary restraining order or preliminary injunction, following which the dispute shall be resolved in arbitration. The Company shall be responsible for payment of costs and arbitrator fees of such arbitration; provided, however, if Executive initiates arbitration proceedings, Executive shall pay costs equal to the amount of the filing fee that Executive would have paid if Executive had filed suit in court. Each Party shall pay its own attorney’s fees and expenses. The arbitrator shall issue a written decision setting forth the essential findings and conclusions upon which the arbitrator’s decision or award is based. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitration proceedings, any record of the same, and the award shall, except as otherwise required by applicable law, be considered Proprietary Information under the Restricted Covenants Agreements. Confidentiality of the arbitration is at the request of, and for the benefit of, both Parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any relief or recovery based on any claims arising out of Executive’s employment or cessation of employment, including but not limited to, any claim of unlawful harassment or discrimination, shall be limited to that awarded by the arbitrator. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

12. Governing Law; Forum. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (“Disputes”) will be governed by and interpreted in accordance with Colorado law, excluding laws relating to conflicts or choice of law that would result in the application of the laws of another jurisdiction. Executive and the Company irrevocably submit to the exclusive personal jurisdiction of the federal and state courts located in the City and County of Denver, Colorado, in connection with any Dispute or any claim related to any Dispute to the extent that such claim is not subject to mandatory arbitration in accordance with, or is necessary to enforce, Section 11.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

14. At-Will Employment. During the Term of Employment, Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause, but subject in each case to the terms and conditions of this Agreement and such other agreements or policies governing Executive’s employment with and separation from the Company, including the Executive Severance Policy, the Executive Change in Control Retention Agreement, and the Restrictive Covenants Agreements.

15. Acknowledgments. Executive states and represents that Executive has fully discussed and reviewed the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs Executive’s name of Executive’s own free act.

16. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive. No delay or omission by the Company or Executive, as applicable, in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Executive, as applicable, on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

19. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

20. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

21. Indemnification and D&O Insurance. Concurrent with the Parties’ execution of this Agreement, the Company will enter into an agreement with Executive in substantially the form of Exhibit 10(n) to the Company’s 10-K, dated February 10, 2026. The Company will maintain directors’ and officers’ liability insurance covering Executive on terms no less favorable than those provided to any other senior executives or directors of the Company.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

ARROW ELECTRONICS, INC.

By: _/s/ Gretchen Zech______________

Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

EXECUTIVE:

/s/ Deirdre C. Merriwether______________

Deidra C. Merriwether

EXHIBIT 1

Payments Subject to Section 409A

1.Subject to this Exhibit 1, any severance payments that may be due under the Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)	Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)	Each installment of the severance payments due under the Agreement that is not described in this Exhibit 1, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit 1, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Exhibit 1) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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EXHIBIT 2

ARROW ELECTRONICS, INC.

Executive Severance Policy

(as adopted and effective as of May 5, 2026)

EXHIBIT 3

EXECUTIVE CHANGE IN CONTROL RETENTION AGREEMENT

THIS AGREEMENT by and between Arrow Electronics, Inc., a New York corporation (the “Company”), and Deidra C. Merriwether (the “Executive”) is made as of July 31, 2026 (the “Effective Date”).

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of Executive remaining in its employ, the Company agrees that Executive shall receive the severance benefits set forth in this Agreement in the event Executive’s employment with the Company is terminated under the circumstances described below.

1.Key Definitions.

As used herein, the following terms shall have the following respective meanings.

1.1“Annual Bonus” means the annual bonus payable to Executive under the Company’s Management Incentive Compensation Plan (MICP), or such other or successor annual bonus program in which Executive participates from time to time.

1.2“Base Salary” means Executive’s annual base salary, as in effect immediately prior to the Change in Control Date.

1.3“Change in Control” means the occurrence of any of the following events:

(i)any Person (within the meaning of Section 13(d) or 14(d) of the Exchange Act), entity or affiliated group becoming the beneficial owner or owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than thirty percent (30%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)a consolidation or merger (in one transaction or a series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) would not (i) be the holders immediately after such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition) in substantially similar proportions that they held equity securities of the Company prior to such transaction (or series of related transactions during the twelve (12) month period ending on the date of the most recent acquisition);

(iii)the sale of all or substantially all of the assets of the Company to any other Person, in one transaction or a series of related transactions during the twelve (12) month period ending on the date of the most recent transaction (it being understood that a spin-off of shares of capital stock of any subsidiary of the Company or a distribution of other assets of the Company as a dividend to its shareholders does not constitute a sale thereof);

(iv)during any period of twelve (12) consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors (other than those new directors elected in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies) whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof;

(v)the approval of the shareholders of the Company of the liquidation or dissolution of the Company;

provided, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially similar proportions by the Persons who hold the Company’s securities immediately before such transaction and provided further that, except as set forth herein, such transaction or event shall not constitute a Change in Control unless it is a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

1.4“Change in Control Date” means the first date on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (a) a Change in Control occurs, (b) Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.5“Cause” means, subject to the conditions below, (i) Executive’s conviction of (or plea of no contest or guilty to) a felony, (ii) Executive’s willful failure to perform, in any material respect, Executive’s material duties and responsibilities to the Company (other than any failure resulting from Executive’s physical or mental injury, illness or incapacity), (iii) Executive’s willful failure to comply, in any material respect, with any lawful policy adopted by the Company and communicated to Executive in writing, or (iv) Executive’s willful misconduct in performing Executive’s duties to the Company under this Agreement.  Notwithstanding the foregoing, any breach or failure described in clauses (ii), (iii) or (iv) above will constitute Cause only after (a) the Company delivers to Executive a Notice of Termination (as described in Section 2.2 hereof), and (b) Executive fails to cure that breach or failure within fifteen (15) business days following Executive’s receipt of the Company’s Notice of Termination.  No act or failure to act by Executive will be deemed to be “willful” under clauses (ii), (iii) or (iv) above if that act or failure to act was committed or omitted by Executive in good faith and in a manner Executive reasonably believed to be in the best interest of the Company.

1.6“Good Reason” means, subject to the conditions below, (i) any reduction in Executive’s Base Salary or Annual Bonus target percentage, (ii) a material failure by the Company to pay any Base Salary, Annual Bonus or other compensation, equity compensation or employee benefit to Executive when due, (iii) any material diminution in Executive’s position, title, duties, responsibilities, or authority, it being understood that the hiring of a Chief Executive Officer and/or President (whether on an interim basis or otherwise) between the Effective Date and the 18-month anniversary thereof shall not constitute Good Reason pursuant to this (iii) but may constitute a material diminution hereunder thereafter, (iv) the assignment to Executive of any material duty inconsistent with Executive’s position or title (v) the relocation of Executive’s principal place of employment to more than 50 miles from the location in effect immediately prior to the Change in Control Date.  Notwithstanding the foregoing, any occurrence, condition or event described in clauses (i) through (v) above will constitute Good Reason only after (1) Executive delivers to the Company a Notice of Termination (as described in Section 2.2 hereof), and (2) the Company fails to cure that occurrence, condition or event within fifteen (15) business days following the Company’s receipt of Executive’s Notice of Termination.

1.7“Disability” means due to illness, injury or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties and responsibilities with reasonable accommodation for 120 consecutive calendar days, or 180 calendar days during any twelve (12) month period, as determined by a physician agreed to by the Company and Executive, or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company in which Executive participates.

1.8“Release Effective Date” shall have the meaning given in Section 3.6(b) hereof.

2.Employment Status; Termination Following Change in Control.

2.1Term of Agreement; Not an Employment Contract.  The term of this Agreement shall begin on the Effective Date and shall continue in effect, with respect to a Change in Control Date that occurs during Executive’s period of employment with the Company, and for such periods following any such Change in Control Date as expressly provided herein.  Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Agreement does not prevent Executive from terminating employment at any time.  If Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur,

Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.4.

2.2Termination of Employment.

(a)If the Change in Control Date occurs, any termination of Executive’s employment by the Company or by Executive within twenty-four (24) months following the Change in Control Date (other than due to the death of Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than fifteen (15) days or more than thirty (30) days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to Executive’s Disability, or the date of Executive’s death, as the case may be.  In the event the Company fails to satisfy the requirements of Section 2.2(a) regarding a Notice of Termination, the purported termination of Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(c)Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), Executive shall be entitled to a hearing before the Board at which Executive may, at Executive’s election, be represented by counsel and at which Executive shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than fifteen (15) days prior written notice to Executive stating the Board’s intention to terminate Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d)Any Notice of Termination for Good Reason given by Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

3.Benefits to Executive.

3.1Compensation.  If the Change in Control Date occurs and Executive’s employment with the Company terminates within twenty-four (24) months following the Change in Control Date, Executive shall be entitled to the following benefits:

(a)Termination Without Cause or for Good Reason.  If Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by Executive for Good Reason within twenty-four (24) months following the Change in Control Date, then Executive shall be entitled to the following benefits:

(i)except to the extent specifically provided otherwise below or required by applicable law, the Company shall pay to Executive a lump-sum cash payment on the Release Effective Date in the aggregate of the following amounts:

(1)an amount equal to (a) two (2) multiplied by (b) the sum of (x) the greater of Executive’s annual Base Salary as in effect immediately prior to the Change in Control Date or the Date of Termination and (y) the greater of Executive’s target Annual Bonus as in effect immediately prior to the Change in Control Date or the Date of Termination; and

(2)Executive’s accrued but unpaid Base Salary through the Date of Termination, any unreimbursed reimbursable expenses, and all rights and benefits under the employee benefit plans of the Company in which Executive is then participating, and (ii) any previously awarded but unpaid Annual Bonus for a completed calendar year prior to the Date of Termination (collectively, the “Accrued Obligations”);

(ii)the Company will also pay Executive a payment equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs, based on achievement of the applicable performance goals for such calendar year as uniformly applies to other executives who remain employed by the Company and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year of termination and the denominator of which is the number of days in such calendar year (the “Pro-Rata Bonus”).  This amount shall be paid in one lump-sum payment on the date that annual bonuses are normally paid in the year following the applicable performance year, but in no event later than March 15 of such year;

(iii)(iii)the Company will also pay to Executive in one lump-sum taxable payment, an amount equal to (i) the employer portion of the monthly premiums that the Company would have paid for coverage of Executive and Executive’s eligible dependents under the Company’s medical, vision and dental plans, based on Executive’s level of coverage as of the Date of Termination, multiplied by (ii) twenty-four (24), subject to Sections 3.4 and 3.6; and

(iv)to the extent not previously paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive following Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than severance benefits) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, in the event of the occurrence of a transaction or event described in Section 1.3(i)-(v) of this Agreement (other than a transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially similar proportions by the Persons who hold the Company’s securities immediately before such transaction) that does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), such event shall nevertheless be treated as a Change in Control for all purposes of this Agreement (including, for the avoidance of doubt, the definition of Change in Control Date set forth in Section 1.4 of this Agreement) and if Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability, or death) or by Executive for Good Reason within twenty-four (24) months following the Change in Control Date relating to such event, the Executive shall be entitled to the benefits described in this Section 3.1(a) provided that the payment of the amount described in Section 3.1(a)(i)(1) shall be paid in substantially equal installments in accordance with the Company’s customary payroll practices over a period of twenty-four (24) months.

(b)Resignation without Good Reason; Termination for Cause or by Reason of Death or Disability.  If Executive voluntarily terminates Executive’s employment with the Company within twenty-four (24) months following the Change in Control Date, excluding a termination for Good Reason, or if Executive’s employment with the Company is terminated by reason of Executive’s death or Disability within twenty-four (24) months following the Change in Control Date, then the Company shall (i) pay Executive (or Executive’s estate, if applicable), a lump sum cash payment within thirty (30) days after the Date of Termination, in an amount equal to the Accrued Obligations and (ii) timely pay or provide to Executive the Other Benefits.

3.2Equity Compensation.  For the avoidance of doubt, in addition to the rights and benefits otherwise provided under this Agreement, Executive shall be entitled to all rights and benefits set forth under any of the Company’s equity compensation plans (and applicable award agreements), including upon a Change in Control, which shall be governed by the terms and conditions of such plans and award agreements.

3.3Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement (including, without limitation, the accelerated vesting of any equity or incentive awards held by Executive) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall be entitled to receive (A) the greatest amount so that no portion the payments shall be an excess parachute payment (the “Limited Amount”), or (B) if the amount of payments otherwise paid or provided (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, then the amount of payments shall be the amount otherwise payable.  Any reductions described in the preceding sentence shall be done in the manner that is least economically disadvantageous to Executive.  Where the decision to cut back between two amounts is economically equivalent, but the amounts are payable at different times, the amounts will be reduced on a pro rata basis.

3.4Compliance with Section 409A.

(a)Six-Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to Executive in connection with Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s employment is terminated (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b)Compliance.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive.  This Agreement shall be construed, administered, and governed in a manner consistent with this intent.  If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code.  Each severance payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.  In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

3.5Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 3 by seeking other employment or otherwise.  Further, except as provided in Section 3.1(a)(iii) with regard to health benefits, the amount of any payment or benefits provided for in this Section 3 shall not be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

3.6Release.

(a)As a condition precedent to receiving the payments and benefits as provided in Section 3.1, Executive agrees to execute (and not revoke) a general release of claims (the “Release”), in the form attached as Exhibit A hereto.  If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the payments and benefits described in Section 3.1.  For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.

(b)Payment of any amounts described hereunder that are subject to the Release will begin on the 60th day following the Date of Termination (the “Release Effective Date”), with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.

4.Restrictive Covenant Agreement.  In consideration of Executive’s employment by the Company and the rights and benefits of Employee provided by the Agreement, on the Effective Date, Employee will enter into the Restrictive Covenant Agreement in the form attached as Exhibit B hereto.

5.Dispute Resolution.

5.1Governing Law/Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay all of its own costs and expenses.  Notwithstanding the foregoing, any action for injunctive relief under Section 2 of the Restrictive Covenants Agreement shall be settled exclusively by a state or Federal court located in New York, New York.

5.2Expenses.  Promptly upon request, but no later than 90 days after the fees and expenses are incurred, the Company shall pay all reasonable legal fees and related expenses incurred by Executive in connection with the Agreement following a Change in Control of the Company including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking advice with respect to the matters set forth in Section 3.3 or in seeking to obtain or enforce any right or benefit provided by this Agreement.

6.Successors.

6.1Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive or Executive’s family hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

7.Notice.  All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, to Executive at the address on record with the Company, or to the Company directed to the attention of the Chairman or the Board or the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

8.Miscellaneous.

8.1Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.2Waivers.  No waiver by Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.3Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.4Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.5Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

8.6Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

ARROW ELECTRONICS, INC.

Dated: July 31, 2026By: /s/ Gretchen Zech

Name: Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

EXECUTIVE

/s/ Deidra C. Merriwether

Deidra C. Merriwether

EXHIBIT A1

RELEASE OF CLAIMS

EXECUTIVE_NAME (“Executive”) hereby executes this Release of Claims (this “Release”) as of the date hereof, pursuant to the terms of the Executive Change in Control Retention Agreement of Arrow Electronics, Inc. (the “Company”), as in effect on the date hereof (the “Change in Control Agreement”). As of the date hereof, Executive and the Company have also entered into a Noncompetition and Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) pursuant to the terms of the Change in Control Agreement.

1.	Executive Change in Control Agreement

Executive has been terminated from employment with the Company under circumstances that entitle Executive to certain rights and benefits under the Change in Control Agreement, subject to the terms of this Release. The rights and benefits of Executive under the Change in Control Agreement are in consideration of and subject to Executive’s execution, nonrevocation, and compliance with the terms of this Release.

2.Release of Claims by Executive

a.With the intention of binding Executive and Executive’s heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, Executive’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary, or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort, (iv) for any violation of applicable federal, state, or local labor and employment laws (including all laws concerning unlawful and unfair

1 Note: The Company may revise this release in its sole discretion to reflect changes in law, additional statutes or claims, benefits, or Executive’s circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible (without releasing Executive’s right to receive the severance benefits set forth in the Employment Agreement), and that the Company may also change the timing, if required, to obtain such release.

labor and employment practices) and (v) for employment discrimination under any applicable federal, state, or local statute, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

1.	any right arising under or preserved by, this Release or the Change in Control Agreement;

2.	any claim related solely to Executive’s status as an equityholder of the Company or any affiliate thereof;

3.

for avoidance of doubt, any right to indemnification under (i) applicable law, (ii) the Change in Control Agreement, (iii) the by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Executive and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

4.for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance, or similar employee benefit plan of the Company Affiliated Group.

b.No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 2.

c.In the event any action, suit, claim, charge, or proceeding within the scope of this Section 2 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, are required to be paid to Executive by the Company as a consequence of such action, suit, claim, charge, or proceeding, shall be repaid to the Company by Executive within ten (10) calendar days of Executive’s receipt thereof.

d.The amounts and other benefits set forth in the Change in Control Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and nonrevocation of this Release and Executive’s agreements and covenants contained in the Restrictive Covenants Agreement. Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

e.The release of claims set forth in this Section 2 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses. Executive specifically acknowledges that Executive’s acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of Executive’s rights, claims, and causes of action under Title VII, ADEA, and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

3.Voluntary Execution of Agreement.

BY EXECUTIVE’S SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

a.EXECUTIVE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

b.IF EXECUTIVE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

c.EXECUTIVE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH EXECUTIVE SIGNED THIS RELEASE;

d.THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

e.THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 3(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

f.EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

g.NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE CHANGE IN CONTROL AGREEMENT AND THIS RELEASE;

h.EXECUTIVE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT EXECUTIVE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE CHANGE IN CONTROL AGREEMENT, AND WARRANTS AND REPRESENTS THAT EXECUTIVE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

[Signature page follows]

IN WITNESS WHEREOF, Executive has acknowledged, executed, and delivered this Release as of _________________.

Arrow Electronics, INC.

____________________________

EXECUTIVE:

____________________________

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made as of July 31, 2026 (the “Effective Date”) by and between Arrow Electronics Inc. (the “Company”) and Deidra C. Merriwether (“Executive”), pursuant to the terms of the Executive Change in Control Retention Agreement as in effect on the date hereof (the “Change in Control Agreement”).

WHEREAS, Executive acknowledges and recognizes the highly competitive nature of the business of the Company;

WHEREAS, Executive acknowledges that Executive has been and/or will be provided with access to the Company’s trade secrets and other confidential and proprietary information and will be provided with the opportunity to develop relationships with clients, prospective clients, employees, and other agents of the Company, which, in each case, Executive acknowledges and agrees constitutes valuable assets of the Company;

WHEREAS, in connection with Executive’s execution of the Change in Control Agreement, Executive agrees to be subject to the restrictive covenants as set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, including Executive’s rights under the Change in Control Agreement, as of the Effective Date, the parties agree as follows:

1.	Restrictive Covenants.
a.Disclosure of Company Information. During the period of Executive’s employment with the Company (the “Period of Employment”) and for all periods thereafter, Executive will not, directly or indirectly, use, attempt to use, disclose, or otherwise make known Company Information (as defined below) to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law).
(i)“Company Information” shall include all of the Company’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium), including without limitation, the identity, preferences and selling and purchasing tendencies of actual Company suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company’s products, its business and/or its customer base; the terms of the Company’s deals and dealings with its customers and suppliers; information regarding employees, including but not limited to their skills, training, contacts, prospects, and abilities; the Company’s unique sales training techniques and programs; the Company’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company’s inventions, discoveries, processes, formulae, and related data and records; the circumstances relating to Executive’s or others’ separation from the Company; information regarding investigations or disputes; and the Company’s personnel policies and procedures and any other information regarding human resources at the Company obtained in the course of Executive’s employment with the Company.

(ii)“Company Information” does not include: (1) information Executive obtained through general training, knowledge, skill, or experience, whether gained in the course of Executive’s employment with the Company or otherwise; (2) information that is readily ascertainable to the public; or (3) information that Executive otherwise has a right to disclose as legally protected conduct.
(iii)To the extent this section, or any other section of the Agreement, constitutes a “nondisclosure provision” within the meaning of Colo. Rev. Stat. § 24-34-407, it: (1) also applies to the Company, and (2) does not restrain either party from disclosing the underlying facts of any alleged discriminatory or unfair employment practice in certain circumstances, including: (a) disclosure of the existence and terms of a settlement agreement to Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) disclosure to any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement without first notifying the Company; (c) disclosure in response to legal process, such as a subpoena to testify at deposition or in a court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; (d) disclosure to third parties as reasonably necessary for the Company’s business operations, such as insurers or auditors, or (e) disclosure for all other purposes as required by law. Disclosure of the underlying facts of any alleged discriminatory or unfair employment practice under this subsection 1.(a)(iii) does not constitute disparagement.
b.Non-Competition. During the Restricted Period (as defined below), and in any geographic area in which Executive had Company-related responsibilities during Executive’s employment with the Company, Executive will not, directly or indirectly, engage in or become interested in (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise):
(i)the business of two-tier distribution of enterprise IT solutions, distributing electronic parts, components, supplies or systems, system assembly, production, and development of information databases, online engineering tools, and reverse logistics, providing services to industrial and commercial users of electronic components, providing enterprise computing solutions; or
(iv)any of the following entities, including such entities’ affiliates or subsidiaries: Avnet, Inc.; Carahsoft Technology Corp; China Electronic Appliance Corporation; Climb Global Solutions; D&H Distributing; Digikey Electronics; Exclusive Networks Ltd.; Future Electronics; Platinum Equity, LLC; Richardson Electronics, Ltd.; Rutronik Elektronische Bauelemente GmbH; S&P Global; ScanSource, Inc.; TD SYNNEX Corporation; TTI, Inc.; WPG Holdings; and WT Microelectronics Co., Ltd. (the “Non-Compete Entities”); or
(v)any other Competing Business in any geographic area in which Executive had Company-related responsibilities. “Competing Business” means any business which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups, or any other business in which the Company engages in as of the Date of Termination (as defined in the Change in Control Agreement), or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.
(vi)Provided, however, that nothing contained herein shall prevent Executive from acquiring or owning less than one percent (1%) of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company’s Human Resource and Conflict of Interest policies.
(vii)The “Restricted Period” means a period of time beginning on the Date of Termination and ending after twenty-four (24) months for the Chief Executive Officer and eighteen (18) months for other Executive Committee Members.
(i)In the event that this Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable, the court shall modify such provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If Section 1 or any provisions herein are deemed invalid, illegal, or unenforceable and cannot be reformed, such provisions shall be considered severable, and the remaining provisions will continue in full force and effect.

c.Non-Solicitation of Business. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, from any person, firm, or other entity which, during the Period of Employment or the Restricted Period, is or was a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.
d.Non-Solicitation of Personnel. In order to protect the Company’s trade secrets, defined in Section (1)(a)(i) as Company Information, during the Restricted Period, Executive will not, directly or indirectly, employ, retain, solicit, or arrange to have any other person, firm, or other entity employ, retain, or solicit, or otherwise participate in the employment, retention, or solicitation of any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve (12) consecutive months immediately preceding such employment or retention. In the event that this provision is deemed invalid, illegal, or unenforceable, the court shall modify this provision to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If this provision is deemed invalid, illegal, or unenforceable and cannot be reformed, this provision shall be considered severable, and the remaining provisions will continue in full force and effect.

e.Non-Disparagement. Except for disclosures permitted under Section 1.(a)(iii), during the Period of Employment, the Restricted Period, and thereafter, Executive will not maliciously disparage or defame the Company, any of its subsidiaries or affiliates, or any of their respective officers and directors or any person who was an employee of the Company at any time during the last twelve (12) months of Executive’s employment with Company. Such obligation not to disparage includes comments on social media, employee references, or other methods of communication. Executive acknowledges that the Company relies upon this representation in agreeing to enter this Agreement. These provisions shall not be construed to limit Executive’s rights, if applicable, under the NLRA, including, but not limited to, non-supervisory employees; right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the NLRB. These provisions do not prevent Executive from enforcing Executive’s Section 7 rights under the National Labor Relations Act (“NLRA”). Further, nothing in this Separation Agreement shall be interpreted to limit Executive’s ability to (a) disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, and as such, Executive shall not be deemed as bound by a Nondisclosure Provision as such term is defined pursuant to Colorado’s Promoting Opportunities and Workers’ Rights Act; or (b) communicate with Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Bureau of Industry and Security, the Office of Foreign Assets Control, the Public Company Accounting Oversight Board, or any other federal, state or local governmental agency or commission (a “Government Agency” or collectively, the “Government Agencies”) or otherwise participate in any investigation or proceeding that any Government Agency may conduct, including providing documents or other information, without notice to the Company.
f.Preservation of Business. During the Period of Employment, Executive will use Executive’s best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

g.Patents and Copyrights, etc. Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by Executive relating to any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by Executive before or during Executive’s Period of Employment. Any methods, developments, inventions, processes, discoveries, or improvements (whether patented, patentable or unpatentable) which Executive conceived of or made, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Period of Employment, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries, or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of having made such patent applications or being granted such patents.
h.Writings and Other Materials. Any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others and whether or not during regular business hours), during the Period of Employment which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to affect the disclosure and assignment thereof to it. Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company’s right, title and interest therein. The Company shall indemnify, defend, and hold Executive harmless from any and all costs, expenses, liabilities, or damages sustained by Executive by reason of Executive’s compliance with the Company’s request.
i.Return of Documents. Executive will promptly furnish in writing to the Company, its subsidiaries, or affiliates any information reasonably requested by the Company (including any third-party confirmations) with respect to any activity or interest Executive may have in any business.

j.Acknowledgments. Executive agrees and acknowledges that the restrictions in this Section 1 are reasonable in scope and duration. Further, Executive acknowledges that they were provided this Agreement prior to accepting the Company’s offer of employment. In the event that Executive is provided this Agreement after their commencement of employment with the Company, Executive acknowledges that the non-competition obligations set forth in Section 1(b) of the Agreement will take effect fourteen (14) days after Executive was provided this Agreement.
2.	Enforcement.
a.Executive acknowledges and agrees that the foregoing restrictions are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event any such restriction is deemed to be unreasonable by any court of competent jurisdiction, Executive agrees to the reduction of such time and/or geographical restriction to such restriction which such court shall deem reasonable. Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if Executive breaches or threatens to breach the provisions of this Agreement, and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement, and that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
b.Except as expressly herein provided, nothing contained herein is intended to prevent Executive, at any time after the Date of Termination, from either (i) being gainfully employed or (ii) exercising Executive’s skills and abilities, provided in either case the provisions of this Agreement are complied with.
3.Consideration. Executive acknowledges that Executive’s severance entitlements under the Change in Control Retention Agreement between the Company and Executive constitute valid consideration for the promises and commitments made in this Agreement.

4.	General Terms.
a.Integration, Governing Law, Choice of Forum. This Agreement shall be construed and governed in all respects according to the laws of the State of Colorado without regard to principles of conflict of laws. Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in the State of Colorado. Any other dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of the outcome, each party shall pay all of its own costs and expenses, including attorneys’ fees.
b.Severability. In the event that one or more provisions in this Agreement are deemed invalid, illegal, or unenforceable, the court making such determination shall modify the provisions to effect the original intent of the Parties to the maximum extent permissible, and the remaining provisions will continue in full force and effect. If any such provisions are deemed invalid, illegal, or unenforceable and cannot be reformed, those provisions shall be considered severable, and the remaining provisions will continue in full force and effect.
c.Non-Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party, provided that the Company may assign the Agreement to any successor that continues the business of the Company. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
d.Headings. The headings in this Agreement are included for the convenience of reference only and shall not affect the interpretation of this Agreement.
e.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Agreement as of the date noted below. In addition, Executive must review and sign the “Notice of Covenant Not to Compete for Colorado Employees” which is attached hereto.

ARROW ELECTRONICS, INC.

/s/ Gretchen Zech

Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

EXECUTIVE:

/s/ Deidra C. Merriwether  7/31/2026

Deidra C. Merriwether DATE

ADDENDUM

*****

Notice of Covenant Not to Compete for Colorado Employees

Pursuant to Colo. Rev. Stat. § 8-2-113, you are hereby notified that as a condition of employment or continued employment with Arrow Electronics Inc. (the “Company”) you are required to execute the Restrictive Covenants Agreement (the “Agreement”) included with this Notice. The Agreement contains a covenant not to compete that could restrict your options for subsequent employment following your separation from employment with the Company. The covenant not to compete is contained in Section 1(b) of the Agreement.

By signing below, you acknowledge that you received this Notice prior to accepting the Company’s offer of employment. If you are currently employed by the Company, you acknowledge that the effective date of the covenant not to compete contained in Section 1 of the Agreement will take effect fourteen (14) days after you were provided this Notice.

Date: 7/31/2026___________	By: /s/ Deidra C. Merriwether Deidra C. Merriwether